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CELSIUS HOLDINGS, INC. RECEIVES LISTING NON-COMPLIANCE NOTICE

BOCA RATON, Fla., November 16, 2010 -- Celsius Holdings, Inc. (NASDAQ: CELH), the creator and marketer of Celsius®, Your Ultimate Fitness Partner™, today announced that the company received a letter from The NASDAQ Stock Market indicating that the company is not in compliance with a NASDAQ listing rule, which requires a minimum stockholders’ equity of $2.5 million for continued listing.  As reported in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, the company’s stockholders’ equity as of such date was $1,954,873.  The company also does not currently meet the alternative criteria for continued listing under the rule.

In accordance with NASDAQ rules, the company has been provided with a 45 calendar day grace period or until December 30, 2010, to submit a plan to regain compliance.  If such plan is accepted, NASDAQ may grant the Company an extension of up to 180 calendar days or until May 14, 2011, to regain compliance.

The Company is evaluating its options to resolve the deficiency and, as previously reported, has retained Zenith International, which specializes in the beverage industry, to evaluate strategic capital alternatives. Management expects to submit a compliance plan to NASDAQ before the December 30, 2010 deadline.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness PartnerTM, a great tasting pre-exercise supplement drink that has been scientifically shown to burn calories, reduce body fat, energize metabolism, and provide lasting energy. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius®, Your Ultimate Fitness PartnerTM, is available at http://www.celsius.com

Investor Relations:
John McNamara, 212-554-5485, john@cameronassoc.com
Geary Cotton, CFO, (866) 4-CELSIUS, (561) 276-2239, gcotton@celsius.com